Exhibit 99.1

Meridian Corporation Reports 3Q 2021 Net Income of $9.4 Million, or $1.52 Per Diluted Share and Increases Quarterly Cash Dividend to $0.20 Per Share.

MALVERN, Pa., November 1, 2021 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2021	2021	2021	2020	2020
(Dollars in thousands, except per share data)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Income:
Net income	$9,438	$8,258	$10,170	$8,997	$9,212
Diluted earnings per common share	$1.52	$1.33	$1.65	$1.48	$1.51
Pre-tax, pre-provision income (1)	$12,898	$10,898	$13,905	$13,040	$15,941
Pre-tax, pre-provision income - Bank (1)	$8,896	$7,811	$7,891	$6,294	$6,531
(1) See Non-GAAP reconciliation in the Appendix

Christopher J. Annas, Chairman and CEO commented “Meridian’s third quarter revenue of $40.4 million generated earnings of $9.4 million, or $1.52 per diluted share. Year-to-date earnings equaled $27.9 million compared to $17.4 million in 2020. The outstanding quarterly performance resulted from exceptional growth and earnings from the bank segment along with seasonally strong mortgage business. Loan and lease growth year-to-date annualized to 21% (excluding PPP loans and mortgage loans held for sale) as we capitalized on disruption at recently-acquired banks, brought on new lenders from competitor banks and enjoyed a robust business environment throughout the Delaware Valley.  Our SBA and Wealth business lines also had strong quarters, capitalizing on the favorable market conditions.  Our quarterly net interest margin was 3.83%, as we remained very disciplined in our pricing of loans and deposits. Approaching $2 billion in assets, Meridian is equally capable in handling small business requests as well as major financings. This range gives us great opportunity to gain a deeper market share in the Delaware Valley.”

Mr. Annas added, “As mortgage refinancing declines, our team is gaining share in the purchase market despite a lack of homes for sale. We expect the demand for homes to sustain through any seasonal aberrations.”

Income Statement Highlights

Third quarter 2021 compared with second quarter 2021:

●	Net income was $9.4 million, an increase of $1.2 million, or 14.3%, led by a higher level of both net interest income and non-interest income as our bank segment continues to drive our performance. Ancillary business lines also performed well.
●	The return on average equity (“ROE”) and return on average assets (“ROA”) were 24.07% and 2.15%, respectively, for the third quarter 2021, compared to 22.61% and 1.92%, respectively, for the second quarter 2021.
●	Net interest income increased $845 thousand, or 5.5%, led by quarter over quarter increases in small business loans, commercial real estate and construction loans, as well as leases.
●	Non-interest income increased $390 thousand or 1.8%, due to:
o	An increase in SBA loan sale revenue of $1.2 million, or 80.4%.
o	Gains on sale of investment securities amounted to $314 thousand in the quarter.
o	An increase in wealth management revenue of $69 thousand, or 5.9%, due to increased AUM and favorable market conditions.
o	Partially offsetting these increases were a decline in mortgage banking revenues of $741 thousand, or 3.8%, as well as an increase in hedging losses of $515 thousand.

●	Provision for loan losses increased $501 thousand due to loan growth.
●	Non-interest expenses decreased $765 thousand, or 2.9%, as a result of a lower level of salaries and benefits, largely related to variable compensation in the mortgage segment.
●	On October 28, 2021, the Board of Directors declared a quarterly cash dividend which increased to $0.20 per common share, payable November 22, 2021, to shareholders of record as of November 15, 2021.

Balance Sheet Highlights

September 30, 2021 compared to June 30, 2021:

●	Total assets increased $53.4 million, or 3.1%, to $1.8 billion as of September 30, 2021.
●	Cash and cash equivalents and investments increased a combined $40.4 million or 22.9% due predominantly to liquidity from PPP loan forgiveness.
●	Portfolio loans increased $15.9 million, or 1.2%, while SBA Paycheck Protection Program (“PPP”) loans declined $69.3 million, or 37.5%, and mortgage loans held for sale decreased $14.4 million, or 10.8%.
●	As of September 30, 2021, we have assisted borrowers with the forgiveness of 885 PPP “round 1” loans totaling approximately $225.5 million, and 101 PPP “round 2” loans totaling approximately $22.8 million.
●	Bank owned life insurance increased $10.1 million, or 82.3%, to $22.4 million as of September 30, 2021, as the Bank made an additional investment.
●	Our combined servicing asset portfolio (which includes both mortgage servicing rights and SBA servicing assets) increased $1.6 million, or 15.5%, to $11.9 million as of September 30, 2021.
●	Total deposits grew $25.8 million, or 1.8%, to $1.4 billion as of September 30, 2021. Non-interest bearing deposits grew $4.0 million, or 1.5%, to $265.8 million as of September 30, 2021.
●	Total borrowings increased $18.5 million due to continued participation in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”).
●	Meridian repurchased 78,491 shares of its common stock in the third quarter of 2021, at an average price of $27.41.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2021	2021	2021	2020	2020
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Income:
Net income - consolidated	$9,438	$8,258	$10,170	$8,997	$9,212
Basic earnings per common share	$1.56	$1.37	$1.70	$1.50	$1.51
Diluted earnings per common share	$1.52	$1.33	$1.65	$1.48	$1.51
Net interest income - consolidated	$16,257	$15,412	$15,120	$15,018	$12,715

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2020	2020
	September 30	June 30	March 31	December 31	September 30
Balance Sheet:
Total assets	1,762,445	$1,709,010	$1,743,977	$1,720,197	$1,758,648
Loans, net of fees and costs	1,378,670	1,362,750	1,354,551	1,284,764	1,306,846
Total deposits	1,439,047	1,413,280	1,383,590	1,241,335	1,209,024
Non-interest bearing deposits	265,842	261,806	257,730	203,843	193,851
Stockholders' Equity	158,416	152,885	143,505	141,622	131,832

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2020	2020
	September 30	June 30	March 31	December 31	September 30
Balance Sheet (Average Balances):
Total assets	1,739,848	$1,723,421	$1,694,961	$1,709,298	$1,598,307
Total interest earning assets	1,691,641	1,678,721	1,654,791	1,671,164	1,558,660
Loans, net of fees and costs	1,351,634	1,345,672	1,296,242	1,281,390	1,275,046
Total deposits	1,409,534	1,385,250	1,307,280	1,239,810	1,180,333
Non-interest bearing deposits	254,843	255,964	234,030	207,204	193,020
Stockholders' Equity	155,580	146,497	137,189	129,292	125,053

	At the Quarter Ended (Unaudited)
	2021	2021	2021	2020	2020
	September 30	June 30	March 31	December 31	September 30
Performance Ratios:
Return on average assets - consolidated	2.15%	1.92%	2.43%	2.09%	2.29%
Return on average equity - consolidated	24.07%	22.61%	30.06%	27.68%	29.30%

Income Statement Summary

Third Quarter 2021 Compared to Second Quarter 2021

Net income was $9.4 million, or $1.52 per diluted share, for the third quarter of 2021 compared to net income of $8.3 million, or $1.33 per diluted share, for the second quarter of 2021. The $1.2 million increase in net income quarter-over-quarter was due largely to an $845 thousand increase in net interest income from loan portfolio growth, $1.2 million increase in sales of SBA 7(a) loans during the quarter, partially offset by a $741 thousand decrease in mortgage banking net revenue due to the slowdown in mortgage banking activity. Non-interest expense decreased $765 thousand and the provision for loan losses increased $501 thousand due to portfolio loan growth.

Net interest income increased $845 thousand, or 5.5%, to $16.3 million from $15.4 million for the second quarter of 2021. Interest income increased $789 thousand, or 4.5%, to $18.3 million from $17.5 million for the second quarter of 2021. Growth for the third quarter of 2021 was due largely to increases in small business loan, commercial real estate loan, construction loan, and lease financing portfolios, which grew a combined $72.6 million on average. In addition, $1.5 million, or an increase of $96 thousand, of fee income over prior quarter was recognized from PPP loan forgiveness. These factors helped drive the yield on loans to increase 21 basis points to 4.72%. Partially offsetting the loan yield expansion was the yield on cash, cash equivalents and investments, which declined 26 basis points over the prior quarter. The yield on average interest earning assets increased 11 basis points to 4.31% from 4.20% for the prior quarter.

Interest expense decreased $56 thousand, or 2.7%, to $2.0 million from $2.1 million for the second quarter of 2021. The cost of deposits declined 3 basis points over the prior quarter, as rates in money market and interest checking accounts rates continue to move lower. The net interest margin was 3.83% for the third quarter of 2021 compared to 3.70% for the second quarter of 2021. The net interest margin, excluding the impact from PPP, remained relatively stable decreasing 2 basis points to 3.73% for the third quarter 2021 from 3.75% for the second quarter of 2021. A reconciliation of this non-GAAP measure is included in the Appendix.

The provision for loan losses was $597 thousand for the third quarter of 2021, compared to $96 thousand for the second quarter of 2021. The increase in the provision was due to growth in the loan portfolio quarter over quarter, offset somewhat by the impacts of qualitative provisioning for economic factors that have continued to improve as we emerge from the COVID-19 pandemic.

Total non-interest income for the third quarter of 2021 was $22.1 million, up $390 thousand or 1.8%, from the second quarter of 2021. The increase in non-interest income was largely due to net revenue from the sale of SBA 7(a) loans increasing $1.2 million from the second quarter of 2021 as the volume of loans sold increased to $25.0 million in the third quarter of 2021 compared to $13.5 million in loans sold in the second quarter of 2021.

Wealth management revenue from our wealth segment increased $69 thousand, or 5.9%, quarter-over-quarter due to the more favorable market conditions that existed in the third quarter of 2021, compared to the second quarter of 2021. Assets under management maintained above the $1 billion level as the wealth segment has continued to benefit from favorable market conditions and business development synergies realized between our segments. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the third quarter was impacted by the rebound of the financial markets at the end of the second quarter.

Additionally, a gain of $314 thousand was realized on the sale of $7.5 million in investments available-for-sale. There were no investment security sales during the second quarter of 2021.

These increases were partially offset by a decrease of $741 thousand, or 3.8%, in mortgage banking net revenue over the second quarter of 2021 as mortgage loan originations were down when comparing the third quarter to the second quarter of 2021. Our mortgage segment originated $522.9 million in loans during the third quarter of 2021, a decrease of $108.1 million, or 14.9%, from the prior quarter. Refinance activity represented 36% of the total residential mortgage loans originated for the third quarter of 2021, compared to 44% for the second quarter of 2021. The changes in the fair value of derivative instruments and loans held for sale improved a combined $42 thousand during the third quarter of 2021 compared to the second quarter of 2021, while there was a $1.2 million loss on hedging activity for the third quarter of 2021, compared to a $674 thousand loss on hedging activity for the second quarter of 2021.

Total non-interest expense for the third quarter of 2021 was $25.5 million, down $765 thousand or 2.9%, from the second quarter of 2021. Total salaries and employee benefits expense was $19.5 million, a net decrease of $741 thousand or 3.7%, compared to the second quarter of 2021. Of this net decrease, $1.9 million related to the mortgage segment, which recognizes variable compensation based on loan origination volume. Salary and employee benefits were up $1.1 million for the bank and wealth segments due to increases made to accruals for incentive compensation, combined with an increase in average full-time equivalent employees (FTE’s) of 12. Advertising and promotion expenses increased $168 thousand, or 18.2%, from the second quarter of 2021 as business development and community outreach efforts increased as COVID-19 restrictions continued to lessen and allow for more in person gatherings.

Third Quarter 2021 Compared to Third Quarter 2020

Net income was $9.4 million, or $1.52 per diluted share for the third quarter of 2021 compared to net income of $9.2 million, or $1.51 per diluted share, for the third quarter of 2020. The increase of $226 thousand, or 2.5%, was driven largely by the bank segment’s continued improvement from interest income on portfolio loans, combined with an increase in SBA 7(a) loan sales and wealth management revenue, partially offset by a decline in mortgage banking activity.

Net interest income was $16.3 million, an increase of $3.5 million, or 27.9%, over net interest income for the third quarter of 2020. This net interest income growth reflects an increase in average interest earning assets of $133.0 million and an increase in the net interest margin of 57 basis points. The increase in net interest margin is a result of a 34 basis point decline in the cost of funds, despite a $167.4 million increase in average interest bearing deposits.

The provision for loan losses of $597 thousand for the third quarter of 2021 decreased $3.4 million, or 84.9%, from the provision for loan losses recorded for the third quarter of 2020. The third quarter 2020 provision was calculated at the time the COVID-19 pandemic was intensifying locally and nationally and was therefore impacted by qualitative provisioning for the economic uncertainty as a result of the pandemic, while the third quarter 2021 provision reflects that certain financial and economic indicators have improved over the last few periods.

Total non-interest income for the third quarter of 2021 was $22.1 million, down $6.9 million or 23.9% from the comparable period in 2020. This overall decrease in non-interest income came largely from our mortgage segment. Mortgage banking net revenue decreased $3.1 million or 14.2% over the third quarter of 2020. The decrease in third quarter 2021 resulted from decreased levels of mortgage loan originations. Our mortgage segment originated $522.9 million in loans during the third quarter of 2021, a decrease of $185.3 million, or 26.2%, from the third quarter of 2020. The changes in the fair value of derivative instruments and loans held for sale decreased a combined $6.8 million over the period. Net hedging activity improved as the net loss decreased $1.5 million to a net loss of $1.2 million for the third quarter of 2021.

Net revenue from the sales of SBA 7(a) loans increased $2.0 million as $25.0 million in loans were sold in the third quarter of 2021 compared to $9.5 million in loans sold in the third quarter of 2020, an increase of nearly 162.0%. Wealth management revenue increased $281 thousand year-over-year due to an increase of $340.0 million in assets under management over this period, which benefit from the more favorable market conditions, as discussed above. Other fee income was up $205 thousand or 24.1% from the third quarter of 2020, to $1.1 million, due to increases in wire fees, title fee income, and servicing fee income.

Total non-interest expense for the third quarter of 2021 was $25.5 million, down $353 thousand or 1.4%, from the comparable period in 2020. The decrease in non-interest expense is largely attributable to a decrease in salaries and employee benefits expense, which decreased $975 thousand or 4.8%, from the comparable period in 2020. Of this decrease, $2.5 million relates to the mortgage segment, while there was an increase of $1.5 million for the bank and wealth segments due to an increase of 31 in FTE’s and a higher level of stock-based compensation expense.

Professional fees increased $192 thousand, or 28.2%, from the comparable period in 2020 largely due to increased consulting costs incurred throughout the organization. As we continue to improve and add to our customer facing and back office IT systems, business intelligence initiatives, software and information systems for loan processing and reporting have been implemented, as well as upgrades to cloud-based file storage and retrieval, desktop operating systems, mail archiving and security.

Advertising and promotion expense increased $308 thousand, or 39.4%, from the comparable period in 2020 as the result of an increase in the business development and community outreach efforts that our employees were more able to do in the third quarter of 2021 as the weather improved and COVID-19 restrictions continued to lessen and allow for more in person gatherings.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Net income was $27.9 million, or $4.49 per diluted share, for the nine months ended September 30, 2021 compared to net income of $17.4 million, or $2.82 per diluted share, for the nine months ended September 30, 2020. The increase was due largely to the increase in net interest income of $12.8 million, combined with a $13.9 million increase in non-interest income and a $5.8 million decline in the provision for loan losses, partially offset by increases in non-interest expense and income taxes of $18.8 million and $3.3 million, respectively.

Net interest income increased $12.8 million, or 37.7%, to $46.8 million from $34.0 million, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The growth in net interest income period over period reflects an increase in interest income of $8.5 million in addition to a favorable decrease in interest expense of $4.3 million. The increase in interest income was the result of an increase in PPP interest and fee income of $3.5 million as loans from round one are nearing the end of the forgiveness phase. In addition, growth in portfolio loans, most notably SBA loans, commercial real estate loans and lease financings, contributed $1.9 million, $3.2 million and $2.6 million, respectively, to the increase in interest income. Interest on residential real estate loans held for sale contributed $620 thousand to the increase. The net interest margin increased 42 basis points to 3.75% for the nine months ended September 30, 2021 from 3.33% for the nine months ended September 30, 2020. The margin in 2020 was negatively impacted by the rapid decline in Fed fund rates as well as the effects of the PPP loan program, while the margin in 2021 felt a positive impact from the PPP loan program as a large percentage of these loans repaid during the first nine months of 2021.

The provision for loan losses was $1.3 million for the nine months ended September 30, 2021, compared to a $7.1 million provision for the nine months ended September 30, 2020. The decline in the provision period over period is the result of an improvement in the trend of certain financial and economic factors used in the allowance for loan losses that had been negatively impacted in 2020 due to the COVID-19 pandemic, which have since started to rebound as the economy continues to recover.

Total non-interest income for the nine months ended September 30, 2021 was $70.9 million, up $13.9 million or 24.5%, from the nine months ended September 30, 2020. This increase in non-interest income came primarily from our mortgage segment as mortgage banking net revenue increased $16.9 million or 37.2% over the prior year period. The significant increase in the current year period came from increased levels of mortgage loan originations due to both the expansion of the segment into Maryland as well as the favorable rate environment. Our mortgage segment originated $1.9 billion in loans during the nine months ended September 30, 2021, an increase of $365.4 million, or 24.4%, from the prior year period. Refinance activity represented 50% of the total residential mortgage loans originated for the nine months ended September 30, 2021, compared to 59% for the nine months ended September 30, 2020. The changes in the mortgage pipeline as a result of the expansion and the refinance activity generated significant fair value changes in derivative instruments and loans held-for-sale. These fair value changes decreased non-interest income a combined $17.4 million during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. These changes were offset by increases in net hedging gains of $9.8 million.

Wealth management revenue increased $706 thousand, or 25.0%, year-over-year due to an increase in assets under management of $315.7 million over this period, which benefit from the more favorable market conditions that existed in the nine months ended September 30, 2021, compared to the prior year period.

Net revenue from the sales of SBA 7(a) loans increased $3.6 million, or 197.8%, from the prior year period, to $5.4 million, as the bank sold $22.1 million, or 74.9% more loans in the current year period. Other fee income was up $1.5 million or 85.8% for the nine months ended September 30, 2021, from the nine months ended September 30, 2020 due to increases in wire fees, title fee income, as well as an increase in income recorded on interest rate swaps entered into with several loan customers, and an increase in mortgage and SBA servicing fee income.

Total non-interest expense for the nine months ended September 30, 2021 was $80.0 million, up $18.8 million or 30.8%, from the nine months ended September 30, 2020. The increase is largely attributable to the variable expenses from loan originations overall, particularly mortgage commissions. Total salaries and employee benefits expense was $61.8 million, an increase of $15.3 million or 32.9%, compared to the nine months ended September 30, 2020. Of this increase, $10.9 million relates to the mortgage segment as the number of employees in this segment have increased period over period. Salaries and benefits for the Bank and Wealth segments increased due to an increased level of full-time equivalent employees as well as increase in the value of stock-based compensation expense.

Occupancy and equipment expense increased $301 thousand, or 9.5%, over the period due largely to the expansion of our physical office footprint into Maryland with 8 mortgage loan production offices having opened since early 2020. Professional fees were up $511 thousand, or 24.1%, over the period due largely to one-time consent fees incurred in 2021 related to the filing of the Corporation’s December 31, 2020 Form 10K, in conjunction with the change in Accountants we made in 2020. This is combined with an increase in consulting fees as Meridian continues to invest in various company-wide technology focused projects as discussed above. Advertising and promotion expenses were up $799 thousand, or 40.0%, over the same period due to the improvements to the economy and a pull back on COVID-19 related restrictions that has allowed bank employees to spend more time in business development and community outreach capacity.

Balance Sheet Summary

As of September 30, 2021, total assets were $1.8 billion, an increase of $42.2 million from December 31, 2020. Total assets increased $3.8 million from September 30, 2020.

Total loans, net of allowance, grew $92.7 million, or 7.3%, to $1.4 billion as of September 30, 2021, from $1.3 billion as of December 31, 2020. There was growth in several commercial loan categories from December 31, 2020, as we continue to expand our presence in the Philadelphia market region. Small business loans increased $41.2 million, or 82.7%, commercial real estate loans increased $60.7 million, or 12.1%, and lease financings increased $45.2 million, or 136.8%, as our Meridian Equipment Finance (“MEF”) leasing team continued their strong growth pattern after starting up in early 2020. Residential real estate loans held for sale decreased $111.2 million, or 48.5%, to $118.0 million as of September 30, 2021, while PPP loans decreased $83.0 million, or 41.8%, over this period.

Deposits were $1.4 billion as of September 30, 2021, up $197.7 million, or 15.9%, from December 31, 2020. Non-interest bearing deposits increased $62.0 million, or 30.4%, from December 31, 2020. Interest-bearing checking accounts increased $73.1 million, or 35.4%, from December 31, 2020, while money market accounts/savings accounts increased $97.5 million, or 17.0%, since December 31, 2020. Increases in core deposits were driven from loan customers as part of new business and municipal relationships and also as a result of the PPP loan process. Certificates of deposits decreased $34.9 million, or 13.5%, from December 31, 2020, as lower levels of wholesale funding have been replaced by core deposits.

Consolidated stockholders’ equity of the Corporation was $158.4 million, or 9.0% of total assets as of September 30, 2021, as compared to $141.6 million, or 8.2% of total assets as of December 31, 2020. The change in stockholders’ equity is the result of year-to-date net income of $27.9 million, partially offset by dividends of $8.5 million paid during the first nine months of 2021.

Community banks have long raised concerns with bank regulators about the regulatory burden, complexity, and costs associated with certain provisions of the Basel III Rule. In response, Congress provided an “off-ramp” for institutions, like us, with total consolidated assets of less than $10 billion. Section 201 of the Regulatory Relief Act instructed the federal banking regulators to establish a single "Community Bank Leverage Ratio" (“CBLR”) of between 8 and 10%. Under the final rule, a community banking organization is eligible to elect the new framework if it has: less than $10 billion in total consolidated assets, limited amounts of certain assets and off-balance sheet exposures, and a CBLR greater than 9%.The bank regulatory agencies temporarily lowered the CBLR to 8% as a result of the COVID-19 pandemic. During the first quarter of 2020, the Bank adopted the CBLR framework as its primary regulatory capital ratio, but reports all ratios for comparative purposes.

As of September 30, 2021, the Tier 1 leverage ratio was 9.28% for the Corporation and 11.55% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.64% for the Corporation and 13.25% for the Bank, and total risk-based capital was 14.72% for the Corporation and 14.62% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio (a non-GAAP measure) of 8.76% for the Corporation and 10.90% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $25.23 as of September 30, 2021, compared with $24.06 as of June 30, 2021.

Asset Quality Summary

Asset quality remains strong despite the pressures that the COVID-19 pandemic has had on businesses and the economy locally and nationally. COVID-19 loan modifications provided to borrowers amounted to $24.9 million as of September 30, 2021, down from $29.0 million as of June 30, 2021. Meridian realized net charge-offs of 0.00% of total average loans for the quarter ending September 30, 2021, slightly down from the quarter ended June 30, 2021. Total non-performing assets, including loans and other real estate property, were $9.2 million as of September 30, 2021, compared to $8.2 million as of June 30, 2021. The ratio of non-performing assets to total assets as of September 30, 2021 was 0.52% compared to 0.48% as of June 30, 2021. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.52% as of September 30, 2021 and 1.58% as of June 30, 2021. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 office, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2021	2021	2021	2020	2020
(Dollars in thousands, except per share data)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Earnings and Per Share Data
Net income	$9,438	$8,258	$10,170	$8,997	$9,212
Basic earnings per common share	1.56	1.37	1.70	1.50	1.51
Diluted earnings per common share	1.52	1.33	1.65	1.48	1.51
Common shares outstanding	6,108	6,173	6,168	6,136	6,130

Performance Ratios
Return on average assets - consolidated	2.15%	1.92%	2.43%	2.09%	2.29%
Return on average equity - consolidated	24.07%	22.61%	30.06%	27.68%	29.30%
Net interest margin (TEY)	3.83%	3.70%	3.72%	3.59%	3.26%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.73%	3.75%	3.64%	3.52%	3.47%
Yield on earning assets (TEY)	4.31%	4.20%	4.29%	4.28%	4.07%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.24%	4.30%	4.26%	4.27%	4.39%
Cost of funds	0.52%	0.54%	0.62%	0.75%	0.86%
Efficiency ratio	66%	71%	67%	71%	62%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	(0.00)%	0.01%	0.00%	0.00%	0.01%
Non-performing loans/Total loans	0.61%	0.55%	0.56%	0.52%	0.52%
Non-performing assets/Total assets	0.52%	0.48%	0.49%	0.46%	0.45%
Allowance for loan losses/Total loans held for investment	1.38%	1.35%	1.36%	1.38%	1.27%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.52%	1.58%	1.65%	1.65%	1.59%
Allowance for loan losses/Non-performing loans	206.42%	224.63%	214.44%	224.04%	209.46%

Capital Ratios
Book value per common share	$25.94	$24.77	$23.27	$23.08	$21.51
Tangible book value per common share	$25.23	$24.06	$22.55	$22.35	$20.76
Total equity/Total assets	8.99%	8.95%	8.23%	8.23%	7.50%
Tangible common equity/Tangible assets - Corporation (1)	8.76%	8.71%	7.99%	7.99%	7.26%
Tangible common equity/Tangible assets - Bank (1)	10.90%	10.92%	10.22%	10.25%	9.51%
Tier 1 leverage ratio - Corporation	9.28%	8.97%	8.86%	8.96%	8.77%
Tier 1 leverage ratio - Bank	11.55%	11.28%	11.34%	11.54%	11.53%
Common tier 1 risk-based capital ratio - Corporation	10.64%	10.16%	9.90%	10.22%	9.97%
Common tier 1 risk-based capital ratio - Bank	13.25%	12.80%	12.66%	13.15%	13.09%
Tier 1 risk-based capital ratio - Corporation	10.64%	10.16%	9.90%	10.22%	9.97%
Tier 1 risk-based capital ratio - Bank	13.25%	12.80%	12.66%	13.15%	13.09%
Total risk-based capital ratio - Corporation	14.72%	14.23%	14.05%	14.55%	14.71%
Total risk-based capital ratio - Bank	14.62%	14.18%	14.03%	14.54%	14.75%

(1)	Non-GAAP measure. See reconciliation in the Appendix.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest Income
Interest and fees on loans	$17,626	$15,321	$51,287	$43,048
Investments and cash	680	559	1,987	1,681
Total interest income	18,306	15,880	53,274	44,729

Interest Expense
Deposits	1,327	2,235	4,261	8,064
Borrowings	722	930	2,224	2,687
Total interest expense	2,049	3,165	6,485	10,751

Net interest income	16,257	12,715	46,789	33,978
Provision for loan losses	597	3,956	1,292	7,139
Net interest income after provision for loan losses	15,660	8,759	45,497	26,839

Non-Interest Income
Mortgage banking income	18,726	21,812	62,293	45,395
Wealth management income	1,232	951	3,531	2,825
SBA income	2,688	641	5,423	1,821
Earnings on investment in life insurance	93	70	224	210
Net change in fair value of derivative instruments	(339)	3,028	(3,431)	6,346
Net change in fair value of loans held for sale	(532)	2,932	(3,164)	4,424
Net change in fair value of loans held for investment	37	93	(24)	174
Net gain (loss) on hedging activity	(1,189)	(2,637)	2,397	(7,363)
Net gain on sale of investment securities available-for-sale	314	1,290	362	1,345
Service charges	35	28	99	77
Other	1,057	852	3,192	1,718
Total non-interest income	22,122	29,060	70,902	56,972

Non-Interest Expenses
Salaries and employee benefits	19,472	20,447	61,824	46,529
Occupancy and equipment	1,133	1,108	3,460	3,159
Professional fees	873	681	2,629	2,118
Advertising and promotion	1,089	781	2,795	1,996
Data processing	530	460	1,666	1,260
Information technology	476	394	1,365	1,100
Pennsylvania bank shares tax	152	254	478	734
Other	1,756	1,709	5,773	4,256
Total non-interest expenses	25,481	25,834	79,990	61,152

Income before income taxes	12,301	11,985	36,409	22,659
Income tax expense	2,863	2,773	8,543	5,218
Net Income	$9,438	$9,212	$27,866	$17,441

Weighted-average basic shares outstanding	6,045	6,099	6,033	6,172
Basic earnings per common share	$1.56	$1.51	$4.62	$2.83

Adjusted weighted-average diluted shares outstanding	6,231	6,110	6,202	6,193
Diluted earnings per common share	$1.52	$1.51	$4.49	$2.82

	Statement of Condition (Unaudited)
(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Assets
Cash & cash equivalents	$63,121	$26,902	$31,004	$36,744	$75,869
Investment securities	153,566	149,366	141,654	131,103	110,936
Mortgage loans held for sale	117,996	132,348	170,248	229,199	225,150
Loans, net of fees and costs	1,378,670	1,362,750	1,354,551	1,284,764	1,306,846
Allowance for loan losses	(18,976)	(18,361)	(18,376)	(17,767)	(16,573)
Bank premises and equipment, net	8,242	8,160	8,080	7,777	8,065
Bank owned life insurance	22,362	12,269	12,204	12,138	12,069
Servicing assets	11,932	10,327	8,278	5,617	3,425
Goodwill and intangible assets	4,329	4,380	4,432	4,500	4,568
Other assets	21,203	20,869	31,902	26,122	28,293
Total Assets	$1,762,445	$1,709,010	$1,743,977	$1,720,197	$1,758,648

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$265,842	$261,806	$257,730	$203,843	$193,851
Interest bearing deposits
Interest checking	279,659	257,939	243,832	206,572	218,637
Money market / savings accounts	670,101	631,604	592,260	572,623	491,079
Certificates of deposit	223,445	261,931	289,768	258,297	305,457
Total interest bearing deposits	1,173,205	1,151,474	1,125,860	1,037,492	1,015,173
Total deposits	1,439,047	1,413,280	1,383,590	1,241,335	1,209,024
Borrowings	100,683	82,156	149,260	272,408	354,370
Subordinated debt	40,760	40,730	40,701	40,671	40,814
Other liabilities	23,539	19,959	26,921	24,161	22,608
Total Liabilities	1,604,029	1,556,125	1,600,472	1,578,575	1,626,816

Stockholders' Equity	158,416	152,885	143,505	141,622	131,832
Total Liabilities & Stockholders’ Equity	$1,762,445	$1,709,010	$1,743,977	$1,720,197	$1,758,648

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest income	$18,306	$17,517	$17,451	$17,927	$15,880
Interest expense	2,049	2,105	2,331	2,909	3,165
Net interest income	16,257	15,412	15,120	15,018	12,715
Provision for loan losses	597	96	599	1,163	3,956
Non-interest income	22,122	21,732	27,048	29,945	29,060
Non-interest expense	25,481	26,246	28,263	31,923	25,834
Income before income tax expense	12,301	10,802	13,306	11,877	11,985
Income tax expense	2,863	2,544	3,136	2,880	2,773
Net Income	$9,438	$8,258	$10,170	$8,997	$9,212

Weighted-average basic shares outstanding	6,045	6,032	6,000	5,982	6,099
Basic earnings per common share	$1.56	$1.37	$1.70	$1.50	$1.51

Adjusted weighted-average diluted shares outstanding	6,231	6,203	6,146	6,071	6,110
Diluted earnings per common share	$1.52	$1.33	$1.65	$1.48	$1.51

	Segment Information
	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$15,777	2	478	16,257	$12,104	(19)	630	12,715
Provision for loan losses	597	—	—	597	3,956	—	—	3,956
Net interest income after provision	15,180	2	478	15,660	8,148	(19)	630	8,759
Non-interest income	3,752	1,232	17,138	22,122	3,256	951	24,853	29,060
Non-interest expense	10,633	802	14,046	25,481	8,829	788	16,217	25,834
Income before income taxes	$8,299	432	3,570	12,301	$2,575	144	9,266	11,985

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2021	2021	2021	2020	2020
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Income before income tax expense	$12,301	$10,802	$13,306	$11,877	$11,985
Provision for loan losses	597	96	599	1,163	3,956
Pre-tax, pre-provision income	$12,898	$10,898	$13,905	$13,040	$15,941

	Pre-tax, Pre-provision Income by Segment (Unaudited)
	2021	2021	2021	2020	2020
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Bank	$8,896	$7,811	$7,891	$6,294	$6,531
Wealth	432	376	227	157	144
Mortgage	3,570	2,711	5,787	6,589	9,266
Pre-tax, pre-provision income	$12,898	$10,898	$13,905	$13,040	$15,941

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2021	2021	2021	2020	2020
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Net interest margin (TEY)	3.83%	3.70%	3.72%	3.59%	3.26%
Impact of PPP loans and PPPLF borrowings	(0.10)%	0.05%	(0.08)%	(0.07)%	0.21%
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.73%	3.75%	3.64%	3.52%	3.47%

Yield on earning assets (TEY)	4.31%	4.20%	4.29%	4.28%	4.07%
Impact of PPP loans	(0.07)%	0.10%	(0.03)%	(0.01)%	0.32%
Yield on earning assets (TEY, excluding PPP loans)	4.24%	4.30%	4.26%	4.27%	4.39%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2021	2021	2021	2020	2020
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Allowance for loan losses / Total loans held for investment	1.38%	1.35%	1.36%	1.38%	1.27%
Less: Impact of loans held for investment - fair valued	0.01%	0.01%	0.00%	0.00%	0.00%
Less: Impact of PPP loans	0.13%	0.22%	0.29%	0.27%	0.32%
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.52%	1.58%	1.65%	1.65%	1.59%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2021	2021	2021	2020	2020
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Total stockholders' equity	$158,416	$152,885	$143,505	$141,622	$131,832
Less:
Goodwill and intangible assets	(4,329)	(4,380)	(4,432)	(4,500)	(4,568)
Tangible common equity	$154,087	$148,505	$139,073	$137,122	$127,264

Total assets	$1,762,445	$1,709,010	$1,743,977	$1,720,197	$1,758,648
Less:
Goodwill and intangible assets	(4,329)	(4,380)	(4,432)	(4,500)	(4,568)
Tangible assets	$1,758,114	$1,704,629	$1,739,544	$1,715,697	$1,754,080
Tangible common equity ratio - Corporation	8.76%	8.71%	7.99%	7.99%	7.26%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2021	2021	2021	2020	2020
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Total stockholders' equity	$196,009	$190,477	$182,171	$180,288	$171,298
Less:
Goodwill and intangible assets	(4,329)	(4,380)	(4,432)	(4,500)	(4,568)
Tangible common equity	$191,680	$186,097	$177,739	$175,788	$166,730

Total assets	$1,762,415	$1,709,006	$1,743,945	$1,720,166	$1,758,244
Less:
Goodwill and intangible assets	(4,329)	(4,380)	(4,432)	(4,500)	(4,568)
Tangible assets	$1,758,086	$1,704,626	$1,739,513	$1,715,666	$1,753,676
Tangible common equity ratio - Bank	10.90%	10.92%	10.22%	10.25%	9.51%

	Tangible Book Value Reconciliation (Unaudited)
	2021	2021	2021	2020	2020
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Book value per common share	$25.94	$24.77	$23.27	$23.08	$21.51
Less: Impact of goodwill and intangible assets	0.71	0.71	0.72	0.73	0.75
Tangible book value per common share	$25.23	$24.06	$22.55	$22.35	$20.76